As filed with the Securities and Exchange Commission on July 1, 2008
Registration No. 333-29945

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
Form S-8
REGISTRATION STATEMENT
AND
POST-EFFECTIVE AMENDMENT
UNDER
THE SECURITIES ACT OF 1933

ESS TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	94-2928582 (IRS Employer Identification No.)
48401 FREMONT BOULEVARD
FREMONT, CA
(510) 492-1088
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

ESS TECHNOLOGY, INC. 1997 EQUITY INCENTIVE PLAN
PLATFORM TECHNOLOGIES, INC. 1995 STOCK OPTION PLAN
(Full title of the Plan)

Robert Blair
48401 FREMONT BOULEVARD
FREMONT, CA 94538
(510) 492-1088
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Peter Cohn, Esq.
Lowell Ness, Esq.
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
          This Post-Effective Amendment no. 2 relates to the Registration Statement on Form S-8 (File No. 333-29945) filed by ESS Technology, Inc., a California Corporation (“ESS”) with the Securities and Exchange Commission (the “Commission”) on June 24, 1997 (the “Registration Statement”) relating to 3,954,346 shares of ESS’s common stock, of no par value per share (the “Common Stock”). The Registration Statement registered (a) 3,000,000 shares of Common Stock for issuance pursuant to the 1997 Equity Incentive Plan and (b) 954,346 shares of Common Stock for issuance by ESS pursuant to the Platform Technologies, Inc. 1995 Stock Option Plan.
     On June 30, 2008, ESS, Echo Technology (Delaware), Inc., Semiconductor Holding Corporation, a Delaware corporation and wholly owned subsidiary of Imperium Master Fund, Ltd. (“Imperium”), and Echo Mergerco, Inc., a Delaware corporation and a wholly owned subsidiary of Imperium completed the reincorporation merger (the “Reincorporation Merger”) of ESS with and into Echo Technology (Delaware), Inc., a Delaware corporation (“ESS Delaware”) followed by the merger (the “Merger”) of Merger Sub with and into ESS Delaware pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 21, 2008, by and among such parties. Following the Reincorporation Merger and prior to the Merger, ESS Delaware succeeded ESS as the issuer under the Registration Statement. As a result of the Merger, ESS Delaware became a wholly owned subsidiary of Imperium and each issued and outstanding share of ESS Delaware’s common stock was cancelled in exchange for the right to receive $1.64 in cash per share, without interest. The ESS common stock ceased trading on The Nasdaq Global Market at the close of business on June 30, 2008.
     In connection with the closing of the Merger, ESS Delaware has terminated all of its offerings of its common stock and related participation interests pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by ESS in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of ESS Delaware which remain unsold at the termination of the offering, ESS Delaware hereby removes from registration all shares of the ESS Delaware common stock and participation interests registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment no. 2.
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SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment no. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Fremont, State of California, on this 30th day of June, 2008.

By:	/s/ Robert L. Blair
Robert L. Blair
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment no. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 30th day of June, 2008.

Signature	Title

/s/ Robert L. Blair Robert L. Blair	President, Chief Executive Officer and Director

/s/ Becky Norquist Becky Norquist	Director

/s/ John Michaelson John Michaelson	Director